Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cytori Therapeutics, Inc:

We consent to the use of our reports dated March 6, 2009, with respect to the consolidated balance sheets of Cytori Therapeutics, Inc. and subsidiaries as of December 31, 2008 and 2007, the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting of Cytori Therapeutics, Inc. as of December 31, 2008, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements dated March 6, 2009, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and the related financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
San Diego, California June 10, 2009